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                                                                  EXHIBIT 10.17

                               OPERATING AGREEMENT

                                       OF

                                Telergy East, LLC

                               OPERATING AGREEMENT
                                       OF
                                Telergy East, LLC

      THIS OPERATING AGREEMENT is made and entered into as of this 10th day of June, 1998, by and between Telergy Inc. ("Telergy"), a New York corporation, and Energy East Telecommunications, Inc. ("Energy East"), a Delaware corporation wholly owned by NYSEG, and is to take effect on the Effective Date.

            WHEREAS, Telergy and Energy East desire, by execution and delivery of this Operating Agreement, to approve the Articles of Organization and form a limited liability company pursuant to the Act.

                                   WITNESSETH:

      In consideration of the mutual covenants contained in this Operating Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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                                    ARTICLE I

                                   DEFINITIONS

      In addition to the terms defined elsewhere in this Operating Agreement, the following terms shall have the following respective meanings:

      1.1 "Act" means the New York Limited Liability Company Law, Chapter 34, Consolidated Laws '101 et seq., and all amendments thereto.

      1.2 "Affiliate" means, with respect to a specified Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with the specified Person, (ii) any other Person owning or controlling ten percent (10%) or more of the outstanding voting interests of the specified Person, (iii) any officer, director, general partner, member or trustee of the specified Person, or (iv) any other Person who is an officer, director, general partner, member, trustee, or holder of ten percent (10%) or more of the outstanding voting interests of any Person described in clauses (i) through
(iii) of this sentence. For purposes of this definition, the terms "controls," "is controlled by," or "is under common control with" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

      1.3 "Applicable Federal Rate" means the rate of interest determined each month by the Secretary of Treasury pursuant to Code Section 1274(d) for debt instruments having a maturity of over three years but not over nine years as announced by Revenue Rulings issued monthly by the United States Treasury Department, compounded annually.

      1.4 "Articles of Organization" means the Articles of Organization of the Company as recorded by the Secretary of State on May 22, 1998, and the Amended Articles of Organization which changed the name of the Company as recorded by the Secretary of State on June 5, 1998, and subsequent amendments as may be filed from time to time as authorized by the unanimous vote or Consent of the Members.

      1.5 "Backbone Network" means the initial path of the Fiber Optic Network between Binghamton and Auburn, including cable of approximately 100 strands to be installed overhead pursuant to the ROO Agreement which will connect to the Ithaca and Binghamton Spurs, primarily using NYSEG poles and towers.

      1.6 "Bankruptcy" and "Bankrupt Person" are defined in Section 10.3.

      1.7 "Binghamton Spur" means a Spur off the Backbone Network to be constructed and installed in NYSEG Right-Of-Way to a point at or near [***].

      1.8 "Business Plan" means a narrative report articulating the vision and objectives of the Company, its business focus, market analysis, marketing plan, financial


CONFIDENTIAL
[***] Confidential treatment has been requested with respect to material omitted on this page. The omitted portions have been filed separately with the Securities and Exchange Commission.
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projections, financing plan, contingency analysis, and implementation plan in order to carry out the purpose and business activities as set forth in Article III.

      1.9 "Capital Account" means, as of any given date, the Capital Contributions to the Company by a Member as adjusted up to the date in question pursuant to Article VIII.

      1.10 "Capital Contributions" means the total amount of cash, and the Fair Market Value of all tangible or intangible property or services, which a Member or its predecessor in interest has contributed or has agreed to contribute to the Company net of liabilities secured thereby that the Company is considered to assume or to be subject to under Section 752 of the Code.

      1.11 "Code" means the Internal Revenue Code of 1986, as amended.

      1.12 "Company" means Telergy East, LLC, the limited liability company formed pursuant to this Operating Agreement.

      1.13  "Conduit" is defined in the ROO Agreement.

      1.14 "Consent" means the prior written consent of a Person to do the act or thing for which the Consent is solicited, or the act of granting the Consent, as the context may require.

      1.15 "Cornell Project" means an ADSL resale application and any necessary extension off the Backbone Network that may be required to be installed in NYSEG Right-Of-Way or Facilities in connection with Telergy's provisioning of ADSL services.

      1.16 "Deficit Capital Account" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

            (i) credit to such Capital Account any amount that such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in limited liability company minimum gain attributable to any member non-recourse debt (as determined under Section 1.704-2(i)(3) of the Treasury Regulations); and

            (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

This definition of Deficit Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted

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consistently with those provisions.

      1.17 "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the financial accounting book value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning book value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning book value using any reasonable method selected by the Manager.

      1.18 "Distributable Cash" means all cash, revenues, and funds received by the Company, other than Capital Contributions, less the sum of the following to the extent paid, set aside or accrued by the Company: (i) all principal payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures for capital improvements, additions and replacements (iii) all cash expenditures for operating expenses incurred incident to the operation of the Company's business; and (iv) Reserves.

      1.19 "Division" means a portion of the business and assets of the Company which is accounted for separately, including a Segregated Network the capital costs of which are funded by a Participating Member.

      1.20 "Economic Interest" means the interest, either of a Member or a Permitted Transferee, expressed as a percentage, in the Company's Net Profits, Net Losses and distributions of the Company's assets (exclusive of the Cornell Project) and the entire interest in a Division for which a Participating Member funded the capital costs, all pursuant to this Agreement and the Act, together with the obligations to comply with the terms and provisions of the Agreement and the Act, which does not include any right to participate in the management of the business or affairs of the Company, the right to vote on, Consent to or otherwise participate in any decision or action of the Members. The initial Economic Interests shall be 50% for Telergy and 50% for Energy East.

      1.21 "Effective Date" means the date that Telergy and Energy East execute and deliver this Operating Agreement and the ROO Agreement.

      1.22 "Entity" means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, or association or any foreign trust or foreign business organization.

      1.23 "Facilities" means when applied to property of or installed by or on behalf of the Company in, on, upon, under, across, along and through the Right-of-Occupancy shall mean any transmission systems designed to carry communications traffic and include Conduit installed by the Company, innerducts, trace wire, carrier pipes, cables, fibers,

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junctions, regenerators, power sources, fault alarm systems, electronics, structures or shelters, towers, satellite earth stations and all other personal property necessary for or useful to the construction, installation, operation, maintenance, repair, reinstallation, replacement, relocation and removal of the Fiber Optic Network.

      1.24 "Fair Market Value"

            (i) for any asset of the Company, whether real, personal or intangible property, means the value determined from time to time for the purpose of this Operating Agreement by a majority of the members of the Management Committee, unless the asset is readily traded and the value is easily determined, in which case the value shall be such market value. A determination by the Management Committee shall be binding for a period of six (6) months following the effective date of the valuation, unless the value is adjusted during the period or is reaffirmed at the end of the period by the Management Committee, or unless the valuation shall provide for a different or longer period during which it shall be effective. If the Management Committee is unable to agree upon a value or, in the case of valuation of real estate or unique personal or intangible property, the value of such property shall be determined from an appraisal of the asset by a duly qualified appraiser for the type of asset being appraised, which appraiser shall be selected by the Management Committee. If the interested parties are unable to agree on an appraiser within ten (10) days after the written request of either one, each shall select an appraiser and the two
      (2) appraisers shall agree on the valuation, but if they are unable to agree on the valuation, the appraisers shall mutually select a third appraiser whose decision as to any disputed valuation shall be binding and conclusive on all interested parties. Any appraisers' fees and costs shall be borne and paid by the party authorized to select the appraiser, but where an appraiser is jointly selected or a third appraiser is selected, such fees and costs of the jointly selected appraiser or third appraiser shall be borne and paid for by the interested parties in equal shares.

            (ii) for an Economic Interest of the Company, means the value determined from time to time for the purpose of this Operating Agreement by a duly qualified appraiser knowledgeable about the telecommunications industry who is jointly selected by the interested parties. If the interested parties are unable to agree on an appraiser within ten (10) days after the written request of either one, each shall select an appraiser and the two (2) appraisers shall agree on the valuation, but if they are unable to agree on the valuation, the appraisers shall mutually select a third appraiser whose decision as to any disputed valuation shall be binding and conclusive on all interested parties. Any appraisers' fees and costs shall be borne and paid by the party authorized to select the appraiser, but where an appraiser is jointly selected or a third appraiser is selected, such fees and costs of the jointly selected appraiser or third appraiser shall be borne and paid for by the interested parties in equal shares.

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      1.25 "Fiber Optic Network" means the Company's network, including the
Backbone Network, and any spurs, loops or extensions thereto and any additional path of fiber cable in other NYSEG Right-Of-Way, but excluding the Cornell Project, whether heretofore or hereafter conceived, invented or developed, which primarily utilizes optical fiber as the medium for transmitting voice communications and/or other information or data and which is located within NYSEG's Right-Of-Way utilized under this Agreement, excluding the Cornell Project. The Fiber Optic Network shall include the Cornell Project if Energy East makes the election and its Capital Contribution as provided in Section 8.2(c).

      1.26 "Fiscal Year" means the calendar year.

      1.27 "Gross Asset Value" means, with respect to any asset of the Company, its adjusted basis for federal income tax purposes, except as follows:

            (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be its gross Fair Market Value;

            (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (a) the acquisition of an additional interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Interest or Economic Interest; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if a majority of the members of the Management Committee reasonably determine that such adjustments are necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

            (iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal its gross Fair Market Value on the date of distribution; and

            (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Section
      8.4 and subparagraph (iv) under the definition of Net Profits and Net Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this definition to the extent a majority of the members of the Management Committee determine that an adjustment pursuant to subparagraph
      (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

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If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv) of this definition, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

      1.28 "High Yield Notes" means High Yield Notes made by Telergy and purchased by Persons through an underwritten bond offering, which is anticipated to be completed by December 31, 1998.

      1.29 "Indefeasible Right of Use or IRU" means a communication facility in which the holder possesses an indefeasible, exclusive and irrevocable right to use and market the facility, but not the right to control the facility.

      1.30 "Ithaca Spur" means an extension off the Backbone Network to be constructed and installed in NYSEG Right-Of-Way connecting to Cornell and extending on to connect two points at or near Bell Atlantic POPs.

      1.31 "Management Committee" means a six-person body, three (3) of whom shall be appointed by Energy East and three (3) of whom shall be appointed by Telergy. The Initial Management Committee shall be composed of the following individuals: Brian P. Kelly, J. Patrick Barrett and Kevin J. Kelly, who are the designees of Telergy, and Michael I. German, Kenneth M. Jasinski and Thomas F. Dorazio, who are the designees of Energy East. Telergy shall designate the Chairman of the Management Committee, and the initial Chairman shall be Brian P. Kelly.

      1.32 "Manager" means the individuals initially designated as President and Vice President in Section 5.6, and their successors upon removal, resignation, or replacement.

      1.33 "Market Interest" means the annual rate of interest, compounded monthly (applied on a daily basis or such other periodic basis as the Manager shall determine) which shall equal the greater of (a) the annual rate of interest being charged from time to time by the primary commercial bank in the State of New York with which the Company usually does business (but if there by no such bank, then such commercial bank in the State of New York as is selected by the Manager for prime credit risk borrowers) plus 1%, or (b) 100% of the Applicable Federal Rate in effect as of the date of the promissory note or other indebtedness as determined under Section 1274 of the Code, but only if Section 1274 shall apply).

      1.34 "MasTec Financing" means borrowings by Telergy from MasTec North America, Inc. pursuant to a Financing Agreement dated May 6, 1998 and related documents.

      1.35 "Member" means each of the parties who executes a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter be admitted

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as Members or become Substitute Members.

      1.36 "Membership Interest" means a Member's entire interest in the Company including such Member's Economic Interest, Voting Interest and such other rights and privileges that the Member may enjoy by being a Member.

      1.37 "Net Profits" and "Net Losses" mean for each Fiscal Year of the Company an amount equal to the Company's net taxable income or loss for such Fiscal Year as determined for federal income tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Company and in accordance with Section 703 of the Code with the following adjustments:

            (i) any items of income, gain, loss, and deduction allocated to Members pursuant to Sections 9.1(b) and 9.2 shall not be taken into account in computing Net Profits or Net Losses for purposes of this Operating Agreement;

            (ii) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses (pursuant to this definition) shall be added to such taxable income or loss;

            (iii) any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(I), and not otherwise taken into account in computing Net Profits and Net Losses (pursuant to this definition) shall be subtracted from such taxable income or loss;

            (iv) in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

            (v) gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

            (vi) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

            (vii) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a

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      distribution other than in liquidation of a Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

      1.38 "NYSEG" means New York State Electric and Gas Corporation, a New York corporation with a principal office at 4500 Vestal Parkway East, Binghamton, New York 13902.

      1.39 "Operating Agreement" or "Agreement" means this Operating Agreement of Telergy East, LLC as the same may be amended from time to time by the unanimous vote or Consent of the Members.

      1.40 "Participating Member" means a Member who causes the Company to construct a Segregated Network to be operated as a Division.

      1.41 "Permitted Transferee" shall mean the holder of an Economic Interest in the Company who has not been admitted as a Substitute Member, and who therefore has all of the obligations of a Member, but no right to vote or participate in the management or affairs of the Company or to exercise any rights or powers of a Member.

      1.42 "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so permits.

      1.43 "PSC" means the Public Service Commission of New York State.

      1.44 "Reserves" means, with respect to any Fiscal Year, funds set aside or amounts allocated during such period which are deemed sufficient by a majority of the Members of the Management Committee for working capital and to pay taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company's Business.

      1.45 "Right-of-Occupancy" is defined in the ROO Agreement.

      1.46 "Right-Of-Way" is defined in the ROO Agreement.

      1.47 "ROO Agreement" means the Right-of-Occupancy Agreement executed by the Company and NYSEG simultaneous with this Operating Agreement, which ROO Agreement provides the terms and conditions under which the Company may use the conduit, building entrances, poles, towers and other electric gas transmission and distributions facilities of NYSEG and its Affiliates to construct and install the Fiber Optic Network, Segregated Networks and extensions thereto.

      1.48 "Secretary of State" means the Secretary of State of the State of New York.

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      1.49 "Segregated Network" means the Company's network which primarily utilizes optic fiber as the medium for transmitting voice communications and/or other information or data, which is located within NYSEG's Right-of-Way, and which is operated and accounted for as a Division.

      1.50 "Shared Network" means the Backbone Network, the Ithaca and Binghamton Spurs, and any other portion of the Fiber Optic Network in which both Members have participated.

      1.51 "Selling Member" means any Member which sells all or any portion of its Economic Interest as described in Section 10.2.

      1.52 "Spur" means an extension off the Backbone Network, and shall include laterals, loops and spurs constructed or installed in NYSEG's Right-Of-Way, excluding the Cornell Project.

      1.53 "Stalemate" means that a matter described in Sections 5.4(a)(i) through (xii) has been (i) submitted to the Management Committee for its authorization and it has been unable to obtain the affirmative vote of a majority of its members, and (ii) submitted to the Chief Executive Officer of the Members to resolve the stalemate of the Management Committee, but they have been unable to agree within ten (10) days of submission of the matter to them.

      1.54 "Substitute Member" means a Permitted Transferee who has been admitted as a Member pursuant to Section 10.7.

      1.55 "Tax Matters Member" means Telergy, the Member designated to represent the Company in connection with income tax matters pursuant to Section 6231(a)(7) of the Code.

      1.56 "Transferring Member" shall mean a Member who transfers its Membership Interest or Economic Interest as provided in Article X.

      1.57 "Treasury Regulations" shall include proposed, temporary, and final regulations promulgated under the Code.

      1.58 "Voting Interest" means a Member's proportionate rights, as set forth in this Agreement, to participate in the management of the business or affairs of the Company and to vote on, Consent to, or otherwise participate in any decision or action of the Members. The Voting Interests shall be 50% for Telergy and 50% for Energy East.

      1.59 "Withdrawal Date" means the date upon which a Member elects for Energy East to withdraw from the Company as provided in Section 10.4.

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                                   ARTICLE II

                              FORMATION OF COMPANY

      2.1 Formation. The parties, by execution and delivery of this Operating Agreement, hereby approve the filing of the Articles of Organization with the Secretary of State and enter into and join together in and do hereby form the Company, as of the Effective Date, as a New York Limited Liability Company under and pursuant to the Act.

      2.2  Name. The name of the Company is Telergy East, LLC.

      2.3 Principal Place of Business; Principal Executive Office. The Company's initial principal place of business shall be at One Telergy Parkway, Syracuse, New York 13057. The Company may relocate its principal place of business or its principal executive office from time to time as a majority of the members of the Management Committee deems advisable.

      2.4 Registered Office and Registered Agent. The address of the Company's initial registered office shall be One Telergy Parkway, Syracuse, New York 13057. The name and address of the Company's registered agent shall be the Secretary of State, in accordance with Section 301 of the Act. CT Corporation system, 1633 Broadway, New York, New York 10019 shall be the designated agent for the service of process and shall be the party to whom the Secretary of State shall forward such process as may be served upon the Company. The registered office and registered agent may be changed from time to time as the Manager deems advisable by filing notice of such changes with the Department of State in accordance with Sections 301 and 302 of the Act.

                                   ARTICLE III

                               BUSINESS OF COMPANY

      The business of the Company is to provide all forms of telecommunications products and services, including data, voice and video on both a wholesale and retail basis as well as energy sales, management and marketing and Internet content and access services in geographic locations where the Company constructs and installs its Fiber Optic Network, including any spurs, loops or extensions thereto, using the Rights-of-Way of NYSEG and its Affiliates. The Members may compete with the Company for all or any portion of its business as provided in
Section 17.2.

      The provisions of this Article III shall be applied in any interpretation of the rights and duties of Members, the Manager or the Management Committee under Section 409 of the Act or under this Operating Agreement, as provided in
Article V. The authority granted to the Manager and the Management Committee under this Operating Agreement or the Act to bind the Company shall be limited to actions necessary or convenient to implement the Business Plan within the capital and operating budgets, and shall be further limited as provided in Article V and the Articles of Organization.

                                   ARTICLE IV

                               IDENTITY OF MEMBERS

      The names and addresses of the Members, their respective Economic Interests, Voting Interests and their initial Capital Contributions are to be set forth on a schedule maintained by the Manager at the Company's principal office. The initial version of such schedule is attached hereto as Exhibit A. Such schedule shall be modified from time to time to reflect changes thereto made in accordance with this Operating Agreement and the Act and shall be made available to any Member upon request.

                                    ARTICLE V

                        RIGHTS AND DUTIES OF THE MANAGER,
                    THE MANAGEMENT COMMITTEE AND THE MEMBERS

      5.1 Manager. The Manager is charged with the responsibility for, and is vested with the day-to-day authority to manage the ordinary course of the Company's business in accordance with the Business Plan, and with the authority to spend funds of the Company, but only as set forth in the capital and operating budgets, except as limited by this Operating Agreement or the Articles of Organization, and except in those cases in which the approval of the Members or the Management Committee is expressly required by this Operating Agreement or by the Act.

      5.2  Authority of the Manager.

      (a) Authorized Actions. The following actions are illustrative of the Manager's authority on behalf of the Company without first obtaining the affirmative vote of a majority of the members of the Management Committee:

            (i) hire employees of the Company as contemplated by the Business Plan, discharge employees as may be appropriate, and make recommendations to the Management Committee for compensation, bonuses and benefit or incentive plans;

            (ii) appoint or remove an officer of the Company, other than the President and Vice President;

            (iii) consummate transactions between the Company and any Member or an Affiliate of a Member, as expressly contemplated by this Agreement and/or otherwise approved by the Management Committee;

            (iv) perform any actions as specifically directed by the Management

      Committee or the Members.

      (b) Prohibited Actions. The Manager shall not have authority to take any of the following actions on behalf of the Company:

            (i) knowingly do any act in contravention of this Operating
      Agreement;

            (ii) knowingly do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Operating Agreement;

            (iii) cause the Company to voluntarily take any action that would cause a Bankruptcy or dissolution of the Company.

            (c) Permitted Transactions. The Manager is expressly authorized to negotiate and execute any agreements necessary to carry out the business purposes of the Company as authorized by the Management Committee, subject to the limitations contained in Sections 5.1, 5.2 and 5.8.

      5.3 Management Committee. The Management Committee shall have exclusive authority to manage the Company's business except as limited by this Operating Agreement or the Articles of Organization, and except in those cases in which approval of the Members is expressly required by this Operating Agreement or by the Act.

      5.4  Authority of the Management Committee.

      (a) Authorized Actions. The Management Committee shall have authority to take any actions on behalf of the Company which are not specifically reserved to the Members by this Operating Agreement, the Articles of Organization or the Act, including, but not limited to:

            (i) approve and amend a Business Plan;

            (ii) approve and amend annual budgets for capital expenditures and operating expenses, and the debt or Capital Contributions necessary to implement such budgets;

            (iii) engage in acquisitions related to the business purpose of the Company;

            (iv) purchase, sell or lease real estate;

            (v) authorize distributions of property, or restrict distributions of Distributable Cash to Members with respect to their relative Membership Interests as provided in Section 9.3;

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            (vi) authorize the amount of indebtedness of the Company and its debt to equity ratio;

            (vii) incur indebtedness for borrowed money on behalf of the Company or refinance any such indebtedness of the Company;

            (viii) issue notes, bonds, or other obligations or securing obligations by mortgage or pledge of any of the Company's property or income, or assume liabilities in any transaction by the Company;

            (ix) confess a judgment against the Company, or release, settle or compromise any claim or right in favor of the Company;

            (x) create Reserves;

            (xi) determine the special allocations of revenue and expense of a Division to the Participating Member of a Segregated Network;

            (xii) authorize transactions between the Company and the Members, or any of their Affiliates;

            (xiii) appoint independent auditors of the Company;

            (xiv) authorize the construction and installation of Spurs or any additional path of Fiber Optic Network in the NYSEG Right-Of-Way and the Capital Contributions necessary to fund the related capital costs;

            (xv) determine compensation, pay bonuses, establish or modify pension, profit sharing, benefit or incentive plans; and

            (xvi) determine the Fair Market Value for any assets of the Company.

      (b) Prohibited Actions. The Management Committee shall not have authority to take any of the following actions on behalf of the Company, without the unanimous vote or Consent of the Members:

            (i) admit new Members to the Company or issue any interest in the Company;

            (ii) sell or otherwise transfer all or substantially all of the assets of the Company;

            (iii) merge or consolidate the Company with or into any other entity;

            (iv) dissolve or liquidate the Company;

            (v) require additional Capital Contributions by the Members other than as may be approved by the Management Committee as provided in Section 5.4(a)(xiv);

            (vi) amend this Operating Agreement or the Articles of Organization.

      5.5 Authority of the Members. The Members shall have the authority to take any action for matters on which the Management Committee has failed to act because of the inability of the Management Committee to get a quorum for a meeting or to obtain an affirmative vote or Consent of a majority of the members of the Management Committee. A Member who does not have a Voting Interest shall not have authority to take any action to bind the Company.

      5.6 Number, Tenure, and Qualifications of Manager, Members of the Management Committee. The initial Manager(s) of the Company shall be Edward Hartnett (as designated by Telergy) and Michael Coppola (as designated by Energy
East) and their titles shall be President and Vice President (hereinafter collectively referred to as ("Manager"), respectively. The President and Vice President shall act collectively as Manager and with the aforesaid titles at the discretion of the Management Committee. In the event the President and Vice President disagree on any issue within the scope of the Manager's responsibility, the decision of the President shall be controlling. The Manager shall hold office until his or her respective successor is appointed by the Member making the initial appointment as provided in this Section 5.6, unless he or she resigns or is removed under Section 5.7. The Management Committee shall, as provided in Section 1.31, initially be comprised of six individuals, each of whom shall serve until his or her successor is appointed by the Member making the initial appointment as provided in Section 1.31, unless he or she resigns or is removed under Section 5.7. The parties agree that the costs associated with the time Management Committee members expend on the Company shall not be reimbursed by the Company but that Management Committee members shall be reimbursed by the Company for all out-of-pocket expenses associated with Management Committee activities, including, but not limited to, travel expenses. Any vacancy in the office of President and Vice President or in the Management Committee created by removal or resignation of any of its members shall promptly be filled by action of the Member entitled to appoint the President, Vice President or the member of the Management Committee whose removal or resignation gave rise to the vacancy.

      5.7 Removal and Resignation of the Manager and Members of the Management Committee.

      (a) Removal. The President or Vice President may be removed at any time, with or without cause, by action of the Member who appointed the individual to the position. Any member of the Management Committee may be removed at any time, with or without cause, by action of the Member who appointed such Committee member.

      (b) Resignation. The Manager and any member of the Management Committee may resign such position by giving written notice to each Member, and shall be deemed to have resigned upon his or her death.

      5.8 Duties of the Manager, Members of the Management Committee, and the Members.

      (a) The Manager, each member of the Management Committee, and each Member shall exercise its or his or her powers and discharge its or his or her duties in good faith with a view to the interests of the Company and its Members with that degree of diligence, care, and skill that ordinarily prudent persons would exercise under similar circumstances in like positions. The Manager, the members of the Management Committee, and the Members may in all cases, if acting reasonably and in good faith, rely upon financial statements of the Company that were either certified in writing by an independent or certified public accountant or firm of such accountants fairly to reflect the Company's financial condition, or reported to such Manager, Management Committee member, or Member to be correct by the Manager or Member having charge of the books of accounts of the Company. A Manager, Management Committee member, or Member may not be held personally liable for monetary damages for failure to discharge any duty as a Manager, Management Committee member, or Member unless the Manager, Management Committee member or Member is found not to have acted honestly or in the reasonable belief that the action was in or not opposed to the best interests of the Company or its Members.

      (b) Every Member, every member of the Management Committee, and the Manager must account to the Company and hold as trustee for it any profit or benefit derived by that Person from any transaction connected with the conduct of the Company's business or winding up of the Company, or any use by the Manager or any such Management Committee member or Member of the Company's property, including, but not limited to, confidential or proprietary information of the Company entrusted to the Person as a result of that Person's status as a Manager, Management Committee member, or Member, unless that Person has obtained the Consent of the disinterested Member provided, however, it is not intended that payments made by the Company to Members pursuant to the Support Services Agreements (See Exhibits B and C) or payments made by the Company to Telergy for loans by Telergy pursuant to Section 8.3 are to be accounted to the Company.

      (c) Annually before June 30, the Manager shall prepare and submit to the Management Committee for approval by a majority of its members, capital expenditures and operating budgets for the next Fiscal Year of the Company, and shall report to the Management Committee on a quarterly basis with respect to the Company's actual performance for the preceding fiscal quarter and for the Fiscal Year to date as compared to the budget then in effect. Each capital expenditures budget and operating budget shall contain a category for contingency items which may be spent at the discretion of the

Manager.

      5.9 The Members of the Management Committee, and the Members Have No Exclusive Duty to Company. Notwithstanding the provisions of Section 5.8, any Member and any member of the Management Committee (provided that such activities do not violate or conflict with the terms of any written agreement between the Company and a Management Committee member) may have other business interests and may engage in other activities similar to and in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other permitted investments or activities of any Management Committee member or any Member or to the income or proceeds derived therefrom. No Management Committee member, or Member shall incur any liability to the Company or to any of the Members as a result of engaging in any such other permitted business or venture.

      5.10 Bank Accounts. The Manager may from time to time open bank accounts in the name of the Company, and any officer or other designee of the Manager shall be a signatory thereon, unless a majority of the members of the Management Committee determines otherwise.

      5.11 Indemnification of the Manager, Members of the Management Committee, and Other Agents.

      (a) General. The Company shall fully indemnify in all circumstances to the extent not prohibited by law any person made, or threatened to be made, a party to an action or proceeding whether civil or criminal, including an investigative, administrative or legislative proceeding, including an action by or in the right of the Company or any corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, of any type or kind, domestic or foreign, by reason of that fact that such person, his testator or intestate, is or was a Manager or member of the Management Committee, or with the approval of a majority of the members of the Management Committee is or was serving at the request of the Company, in any corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise of any type or kind, domestic or foreign, as a director, officer or in any other capacity, against any and all judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, actually or reasonably incurred as a result of or in connection with any such action or proceeding or related appeal; provided, however, that no indemnification shall be made to or on behalf of any Manager or member of the Management Committee if a judgment or other final adjudication adverse to him establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; and, the Company shall pay expenses incurred by or on behalf of such a person in defending such a civil or criminal action or proceeding (including appeals) in advance of the final disposition of such action or proceeding promptly upon receipt by the

Company, from time to time, of a written demand of such person for such advancement, together with an undertaking by or on behalf of such person to repay any expenses so advanced to the extent that the person receiving the advancement is ultimately found not to be entitled to indemnification for such expenses; and the right to indemnification and advancement of defense expenses granted by or pursuant to this Section 5.11 (i) shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any statute, certificate of incorporation, by-law, resolution or agreement, (ii) shall be deemed to constitute a contractual obligation of the Company to any Manager or member of the Management Committee who serves in such capacity at any time while this Section 5.11 is in effect, (iii) are intended to be retroactive and shall be available with respect to events occurring prior to the adoption of this Section 5.11, and (iv) shall continue to exist after the repeal or modification hereof with respect to events occurring prior thereto. It is the intent of this Section 5.11 to require the Company to indemnify the persons referred to herein for the aforementioned judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, in each and every circumstance in which such indemnification could lawfully be permitted by an express provision, and the indemnification required by this Section 5.11 shall not be limited by the absence of an express recital of such circumstances.

      (b) Insurance. The Company shall purchase and maintain insurance on behalf of any person who is or was a Manager, or Management Committee member, and shall have the power to purchase and maintain insurance on behalf of any person who is or was an employee or agent of the Company, or is or was serving at the request of the Company as a member, principal, director, officer, trustee, partner, fiduciary, employee, or agent of another Entity, pension, or other employee benefit plan or other enterprise, against any liability asserted against that person and incurred by that person in any such capacity, or arising out of that person's status as such, whether or not the Company would have the power to indemnify that person against such liability under this Section 5.11.

                                   ARTICLE VI

                  LIMITATION OF MEMBERS' LIABILITY AND PRIORITY

      6.1 Limitation of Liability. Each Member's liability shall be limited as set forth in this Operating Agreement, the Act, and other applicable law.

      6.2 Deficit Capital Account. No Member shall have any liability to restore all or any portion of a deficit balance in such Member's Capital Account. A Member will not be personally liable for any debts or losses of the Company beyond its respective Capital Contributions and any obligation of the Member under Section 8.1 or 8.2 to make Capital Contributions, except as otherwise required by law.

      6.3 Priority and Return of Capital. Except as may be expressly provided in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Net Profits, Net Losses, or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) that a Member has made to the Company.

                                   ARTICLE VII

                               MEETINGS OF MEMBERS

      7.1 Member Meetings. Meetings of the Members may be called for any purpose by a majority of the members of the Management Committee, or by any Member. The Members shall meet at least annually during the month of May.

      7.2 Place of Member Meetings. The Person(s) calling a meeting pursuant to
Section 7.1 may designate any place, within or outside the State of New York for any meeting of the Members. If no designation is made, the place of meeting shall be the principal executive office of the Company. The Members may meet, act and conduct business through the use of teleconference or other similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation in such teleconference(s) shall constitute presence in person at a meeting.

      7.3 Notice of Member Meetings. Written notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally, by mail, or facsimile, by the Manager at the direction of the Person(s) calling the meeting, to each Member entitled to vote at such meeting. The business transacted at each meeting of the Members shall be limited to the purpose(s) stated in the notice of the meeting.

      7.4 Meeting of All Members. If all of the Members meet at any time and place and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

      7.5 Quorum for Member Meetings. Members holding at least a majority of the Voting Interests of all Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members.

      7.6 Members' Manner of Acting. If a quorum is present, the affirmative vote of Members holding a majority of the Voting Interests represented in person or by proxy shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Articles of Organization, or by this Operating Agreement. Unless otherwise expressly provided herein or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter presented to the Members for a vote may vote or Consent upon any such matter and their Voting Interest, vote or Consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members.

      7.7 Member Proxies. At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

      7.8 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written Consents describing the action taken, signed by a sufficient number of Members or Members holding the requisite Voting Interests, as applicable, whose vote is necessary for the taking of the action described therein and delivered to the Manager for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when Members in the requisite number or holding the requisite Voting Interests, as applicable, have signed the Consent, unless the Consent specifies a different effective date.

      7.9 Waiver of Notice for a Member Meeting. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Member entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice. Attendance at any meeting shall constitute a waiver of notice unless there has been made a proper objection to the meeting or to the items that are to be discussed.

      7.10 Stalemate or Impasse by the Management Committee. In the event the Management Committee is unable to get a quorum for a meeting or is deadlocked on any issue, a Member may request that the stalemate or impasse be resolved by appeal to the Chief Executive Officers of the Members who shall then attempt to resolve the stalemate or impasse. In the event the Members' Chief Executive Officers cannot resolve the stalemate or impasse, the matter may be submitted to the Members for a vote, as provided in Section 5.5, but the matter need not be submitted to the Members for a vote in order for a Stalemate to exist.

      7.11 Management Committee Meetings. Meetings of the Management Committee may be called for any purpose by one or more members of the Management Committee. The Management Committee shall meet at least annually during the month of May, following the annual meeting of Members.

      7.12 Notice of Management Committee Meetings. Written notice stating the date, time, and the purpose or purposes of the meeting shall be delivered to each member of the Management Committee at least five (5) business days prior to the meeting. The business transacted at each meeting of the Management Committee is limited to the purpose(s) stated in the notice of the meeting.

      7.13 Location and Conduct of the Management Committee Meetings; Adjournments.

      (a) Each meeting of the Management Committee will be held at the Company's principal executive office or at some other location agreed to by the Management Committee.

      (b) The Chairman of the Management Committee will preside over all meetings of the Management Committee.

      (c) Any meeting of the Management Committee may be adjourned from time to time to another date and time or to another place. If at the time of adjournment the Chairman announces the date, time, and place at which the meeting will be reconvened, it is not necessary to give any further notice of the reconvening.

      (d) Any one or more of the members of the Management Committee may participate in a meeting of the Management Committee by means of a teleconference or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

      7.14 Waiver of Notice for a Management Committee Meeting.

      (a) A member of the Management Committee may waive notice of the date, time, place, and purpose or purposes of a meeting of the Management Committee. A waiver may be made before, at, or after the meeting, in writing, orally, or by attendance.

      (b) Attendance by a member of the Management Committee at a meeting is a waiver of notice of that meeting, unless such member objects at the beginning of the meeting to the transaction of business because the meeting is not properly called or convened, or objects before a vote on an item of business because the item may not properly be considered at that meeting and does not participate in the consideration of the item at that meeting.

      7.15 Management Committee Proxies. A member of the Management Committee may cast or authorize the casting of a vote by filing a written appointment of a revocable proxy with the Company at or before the meeting at which the appointment is to be effective. Such member may sign or authorize the written appointment by facsimile, or other means of electronic transmission stating, or submitted with information sufficient to determine, that such member authorized the transmission. Any copy, facsimile, telecommunication, or other reproduction of the original of either the writing or the transmission may be used in lieu of the original, if it is a complete and legible reproduction of the entire original.

      7.16 Quorum for Management Committee Meetings. For any meeting of the Management Committee, a quorum consists of a majority of the members of the Management Committee present in person or by proxy.

      7.17 Action by Management Committee Without a Meeting. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting by written Consent signed by a majority of the members of the Management Committee. The written Consent is effective when signed by a majority of the members of the Management Committee, unless a different effective time is provided therein.

                                  ARTICLE VIII

                CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

      8.1 Members' Initial Capital Contributions. Each Member shall be obligated to contribute the amount of capital necessary to fund fifty percent (50%) of the design, permitting, engineering, construction, installation and testing costs of the Backbone Network and the Ithaca and Binghamton Spurs, including the cost of labor, materials, equipment and other charges incurred, as well as the interim financing costs. These costs will total approximately eight million dollars ($8,000,000), which will be funded through two (2) installments of Capital Contributions.

      (a) Telergy shall loan funds to the Company as provided in Section 8.3 for the purpose of financing the cost of constructing and installing the fiber cable along the Backbone Network and the Ithaca and Binghamton Spurs. Once the fiber cable for the Backbone Network and the Ithaca and Binghamton Spurs is constructed and installed, the Manager shall give an initial notice to the Members showing the total costs incurred to date and the amount necessary to repay the promissory notes issued to Telergy, including accrued but unpaid interest. Within fifteen (15) days of receiving notification, Energy East shall be required to make its Capital Contribution of cash for fifty percent (50%) of such costs to construct and install the fiber cable, and simultaneous therewith, Telergy shall cancel fifty percent (50%) of the Company's promissory notes, including accrued but unpaid interest, in satisfaction of its Capital Contribution. The cash contributed by Energy East to the Company shall be repaid to Telergy in satisfaction of the remaining one-half of the Company's promissory notes issued to Telergy.

      (b) Upon the earlier of (i) the delivery by the vendor(s) of substantially all the Facilities for the Backbone Network and the Ithaca and Binghamton Spurs, or (ii) thirty (30) days after the initial Capital Contributions in satisfaction of the Company's promissory notes issued to Telergy as provided in Section 8.3(a), Energy East and Telergy shall each be required to make a Capital Contribution of cash for fifty percent (50%) of the costs of the Facilities.

      8.2  Additional Capital Contributions.

      (a) No Member shall be required to make any Capital Contribution in addition to those contemplated by Section 8.1. In the event the Members are required to make additional Capital Contributions as authorized (i) by the decision of the Management Committee to construct an additional portion of the Fiber Optic Network or a new Spur, or (ii) by the Member's unanimous vote or Consent, the Members shall participate in such additional Capital Contributions on a pro rata basis in accordance with their Economic Interests. No additional Capital Contributions may be made other than in cash without the approval of the Members. In the event one Member makes additional Capital Contributions in accordance with this Agreement and with the Consent of the other Member, the non-contributing Member's Economic Interest shall be diluted. Dilution shall be based upon the Capital Account balance at the time additional Capital Contributions are made. A Member's Economic Interest shall be adjusted proportionally to the relative positive Capital Accounts of the Members at the time any additional Capital Contributions are made, but excluding any portion of a Capital Account attributable to a Division.

      (b) Anything to the contrary contained in Section 8.2 notwithstanding, in the event that the Manager or the Management Committee reasonably determines that the Company's cash reserves and reasonably anticipated revenues are less than is needed to satisfy its existing liabilities or its budgeted needs for capital expenditures and working capital during the succeeding twelve (12) months, either Member shall be empowered to seek approval from the Members for additional Capital Contributions, which shall not be unreasonably withheld, sufficient in the reasonable judgment of the Manager or the Management Committee to fund the anticipated shortfall.

      (c) Energy East may elect to participate in the Cornell Project and have it become a part of the Fiber Optic Network and the business and assets of the Company by making a Capital Contribution equal to fifty percent (50%) of the capital costs incurred by Telergy to construct and install the Cornell Project. Energy East may make the election by giving written notice to Telergy at any time within the one (1) year following the Effective Date. Within fifteen (15) days of the notice from Energy East, Telergy shall notify Energy East in writing of the amount of the Capital Contribution to be made, and within the next fifteen (15) days Energy East shall make its Capital Contribution of cash and simultaneously therewith, Telergy shall make a Capital Contribution of the business and assets of the Cornell Project. The cash contributed by Energy East shall be immediately distributed to Telergy. The Cornell Project shall be accounted for as part of the business and assets of the Company following these Capital Contributions by the Members.

      (d) A Participating Member shall make the Capital Contributions necessary to fund the capital costs for the Segregated Network of a Division.

      8.3 Loans. Telergy shall loan funds to the Company sufficient to install the fiber cable along the Backbone Network and the Ithaca and Binghamton Spurs. Telergy may loan funds to the Company to finance costs authorized by the Company's capital expenditures and/or operating budgets, subject to Section 5.4(a)(vi). All loans by Telergy shall be evidenced by promissory notes given by the Company, which shall contain an interest rate and maturity date identical to the terms of the High Yield Note or the MasTec Financing (if either of these financings were the source of the funds being loaned) and shall require interest and principal payments which are one business day prior to the corresponding payment date of the High Yield Note or MasTec Financing. The promissory notes given by the Company shall be secured by a perfected first lien against the assets of the Company including the Fiber Optic Network. Prior to the issuance of the High Yield Note or when MasTec Financing is not available, any loans from Telergy shall be evidenced by secured demand promissory notes requiring the payment of Market Interest plus 2%.

      8.4 Capital Accounts.

      (a) A separate Capital Account shall be maintained for each Member in accordance with the capital accounting rules of Section 704(b) of the Code. The beginning balance in each Member's Capital Account shall be the amount of such Member's initial Capital Contribution made pursuant to Section 8.1. Thereafter, a Member's Capital Account shall be increased by (i) the amount of any subsequent Capital Contribution to the Company by such Member; (ii) such Member's distributive share of Net Profit and items in the nature of income or gain which are allocated pursuant to Section 9.2; and (iii) such other amounts as may be required for the Capital Account to be determined and maintained in accordance with the rules of Section 1.704-1(b)(2)(iv) of the Treasury Regulations (including Section 1.704-1(b)(2)(iv)(g) thereof). A Member's Capital Account shall be decreased by (i) such Member's distributive share of Net Loss and items in the nature of loss or deduction allocated pursuant to Section 9.2;
(ii) the amount of cash or the Fair Market Value of any property distributed from the Company to such Member (reduced by the amount of debt, if any, assumed by such Member in connection with the distribution); and (iii) such other amounts as may be required for the Capital Account to be determined and maintained in accordance with the rules of Section 1.704-1(b)(2)(iv) of the Treasury Regulations (including Section 1.704-1(b)(2)(iv)(g) thereof). It is the parties' specific intent that Capital Accounts shall be maintained in accordance with the capital account maintenance rules contained in section 704(b) of the Code, including the Treasury Regulations thereunder, and this Section 8.4(a) shall be construed and applied to achieve such result.

      (b) Upon liquidation of the Company (or any Member's Membership Interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members in accordance with Section 12.3 after taking into account all Capital Account adjustments for the Company's Fiscal Year during which the liquidation occurs. The Company may offset damages for breach of this Operating Agreement by a Member whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against any other amount otherwise distributable to such Member.

      8.5 Withdrawal or Reduction of Members' Contributions to Capital.

      (a) A Member shall not receive out of the Company's property any part of its Capital Contribution until all liabilities of the Company have been paid.

      (b) A Member, irrespective of the nature of its Capital Contribution, has only the right to receive cash in return for its Capital Contribution.

      (c) A Member may not withdraw from the Company or assign its Membership Interest or Economic Interest prior to the dissolution and winding up of the Company, except as provided in Article X. In no event shall a Member who voluntarily or involuntarily withdraws from the Company be entitled as a consequence of such withdrawal to receive the benefits of Section 606 of the Act.

                                   ARTICLE IX

                     ALLOCATIONS, INCOME TAX, DISTRIBUTIONS,
                             ELECTIONS, AND REPORTS

      9.1 Allocations of Profits and Losses from Operations.

      (a) The Net Profits and Net Losses of the Company for each Fiscal Year shall be allocated between the Members in proportion to the Economic Interests held by Members.

      (b) The items of income, gain, and loss and deduction attributable to a Division shall be allocated to the Participating Member which funded the capital costs of the Division.

      9.2 Special Allocations to Capital Accounts and Certain Other Income Tax Allocations. Notwithstanding Section 9.1 hereof:

      (a) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4),
(5), or (6) of the Treasury Regulations, which create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such taxable year and, if necessary, for subsequent years) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit Capital Account so created as quickly as possible. It is the parties' intent that this Section 9.02(a) be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

      (b) In the event any Member would have a Deficit Capital Account at the end of any Company taxable year which is in excess of the sum of any amount that such Member is obligated to restore to the Company under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations and such Member's share of minimum gain as defined in Section 1.704-2(g)(1) of the Treasury Regulations (which is also treated as an obligation to restore in accordance with Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations), the Capital Account of such Member shall be specially credited with items of Company income (including gross income) and gain in the amount of such excess as quickly as possible.

      (c) Notwithstanding any other provision of this Section 9.2, if there is a net decrease in the Company's minimum gain as defined in Treasury Regulation
Section 1.704-2(d) during a taxable year of the Company, then the Capital Accounts of each Member shall be allocated items of income (including gross income) and gain for such taxable year (and if necessary for subsequent years) equal to that Member's share of the net decrease in Company minimum gain. This
Section 9.2(c) is intended to comply with the minimum gain charge-back requirement of Section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company's minimum gain, if the minimum gain charge-back requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Tax Matters Member may in its discretion (and shall, if requested to do so by a Member) seek to have the Internal Revenue Service waive the minimum gain charge-back requirement in accordance with Treasury Regulation Section 1.704-2(f)(4).

      (d) Items of Company loss, deduction, and expenditures described in
Section 705(a)(2)(B) of the Code that are attributable to any non-recourse debt of the Company and are characterized as partner (Member) non-recourse deductions under Section 1.704-2(i) of the Treasury Regulations shall be allocated to the Members' Capital Accounts in accordance with said Section 1.704-2(i) of the Treasury Regulations.

      (e) Beginning in the first taxable year in which there are allocations of "nonrecourse deductions" (as described in Section 1.704-2(b) of the Treasury Regulations), such deductions shall be allocated to the Members in the same manner as Net Profit or Net Loss is allocated for such period.

      (f) In accordance with Section 704(c)(1)(A) of the Code and Section 1.704(b)(2)(i)(iv) of the Treasury Regulations, if a Member contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss, and deductions with respect to the property shall, solely for federal income tax purposes (and not for Capital Account purposes), be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company and its fair market value at the time of contribution.

      (g) Any credit or charge to the Capital Accounts of the Members pursuant to Sections 9.2 (a), (b), (c), (d), and/or (e) hereof shall be taken into account in computing subsequent allocations of Net Profits and Net Losses pursuant to Section 9.1, so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 9.1 and 9.2 (a), (b), (c), (d), and/or
(e) shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Article IX if the special allocations required by Sections 9.2 (a), (b),
(c), (d), and/or (e) hereof had not occurred.

      9.3 Distributions. All distributions of Distributable Cash and property shall be made to the Members in proportion to the percentages of their Economic Interests on the record date of such distribution, except that the Distributable Cash of a Division shall be paid to the Participating Member which funded the capital costs of the Division. Except as provided in Section 9.4 and except as restricted by a majority of the members of the Management Committee as provided in Section 5.4(a)(v), all Distributable Cash shall be paid to the Members periodically throughout the Fiscal Year during which it was earned or otherwise received by the Company. The final payment of Distributable Cash determined for each Fiscal Year shall be no later than March 30 following the end of such Fiscal Year. The Management Committee shall use its best efforts to authorize payments of Distributable Cash at such times as to enable each Member to pay its federal and state income taxes determined at the highest effective tax rate attributable to its share of the Company's taxable income. Except as provided in
Section 9.4, all distributions of property shall be made at such time as determined by a majority of the members of the Management Committee as provided in Section 5.4(a)(v).

      9.4 Limitation Upon Distributions. No distribution shall be declared and paid if, in the determination of a majority of the members of the Management Committee after giving effect to the distribution:

      (a) the Company would not able to pay its debts as they become due in the usual course of business; or

      (b) all liabilities of the Company, other than liabilities for which the recourse of creditors is limited to specified property of the Company, would exceed the fair value of the Company's assets, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the Company's assets only to the extent the fair value of that property exceeds that liability.

As contemplated by Section 508 of the Act, the members of the Management Committee may base the determination under this Section on either:

      (a) financial statements prepared on the basis of accounting practices and principles that are reasonable under the circumstances; or

      (b) a fair valuation or other method that is reasonable under the circumstances.

The members of the Management Committee shall make their determination under this Section and authorize any distribution under Section 9.3 in accordance with the standards of Section 508 of the Act.

      9.5 Accounting Principles. The Net Profits and Net Losses of the Company shall be determined as provided in Section 1.37 using the accrual method of accounting applied on a consistent basis.

      9.6 Interest On Capital Contributions. No Member shall be entitled to interest on its Capital Contribution, except as otherwise specifically provided for in this Agreement.

      9.7 Accounting Period. The Company's accounting period shall be the Fiscal Year.

      9.8 Books of Account and Records. At the expense of the Company, the Manager shall maintain and preserve records and accounts of all operations and expenditures of the Company for the length of time thereafter as may be required to meet the records retention requirements of any taxing or regulatory body having direct or indirect jurisdiction over all accounts, books, and other relevant Company documents. The books of account shall accurately reflect all transactions and other matters relating to the Company's business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. As contemplated by Section 1102 of the Act, at a minimum the Company shall keep at its principal place of business the following records and shall be prepared to make such records available to regulatory agencies as may be required by law:

      (a) a current list and a past list with the full names and last known mailing addresses of each Member and each member of the Management Committee;

      (b) a copy of the Articles of Organization and all amendments thereto;

      (c) copies of the Company's federal, state, and local income tax returns and financial statements for the six most recent years;

      (d) copies of the current and all prior Operating Agreements of the Company, including all amendments thereto;

      (e) a writing setting forth the amount of cash and the Fair Market Value of property or services contributed by each Member;

      (f) copies of any separate agreements pertaining to a Member's obligation to contribute cash, property, or services; and

      (g) minutes of meetings of the Members, the Management Committee, or the Manager and any written consents obtained from Members, the Management Committee, or the Manager in lieu of a meeting; and

      (h) such other records as the Management Committee deems appropriate.

Upon reasonable advance notice to the Manager, each Member shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting Member's expense, subject to the Confidentiality provision in
Section 17.16; provided, however, that the Manager shall be authorized, in its discretion, to withhold from or to restrict or condition the access of one or more Members to information of the Company as and to the extent contemplated by Section 1102 (c) of the Act.

      9.9 Returns and other Elections. The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company's Fiscal Year. All elections permitted to be made by the Company under federal or state laws shall be made by the Tax Matters Member, provided that the Tax Matters Member shall make any tax election requested by the Management Committee or by a unanimous vote or Consent of the Members.

                                    ARTICLE X

                                 TRANSFERABILITY

      10.1 General. Except as otherwise specifically provided in this Article X, without the unanimous vote or Consent of the Members, a Member shall not have the right to sell, assign, transfer, exchange, or otherwise transfer (collectively, "Transfer"), whether or not by operation of law, all or any part of its Membership Interest.

      Notwithstanding the foregoing, a unanimous vote or Consent of the Members shall not be required in order for a Member to Transfer all or any part of its Membership Interest, and it shall be permissible for a Member to Transfer all or part of its Membership Interest and this Agreement, to any wholly-owned subsidiary, to any second tier wholly owned subsidiary thereof, or in connection with any merger or consolidation to which the Member is the surviving and controlling party. Provided further, in the event of a Transfer by a Member to any such wholly-owned subsidiary or a Transfer that may occur in connection with any merger or consolidation where the Member is the surviving and controlling party, the right of first refusal provisions of Section 10.2 shall not apply.

      Each Member hereby acknowledges the reasonableness of the restrictions on Transfer of Membership Interests imposed by this Operating Agreement in view of the Company's purposes and the relationship of the Members. Accordingly, the restrictions on Transfer contained in this Article X shall be specifically enforceable.

      10.2 Right-of-First Refusal.

      (a) A Member (the "Selling Member") that desires to sell all of its Economic Interest in the Company to a qualified third party purchaser shall obtain from such third party purchaser a bona fide written offer to purchase such Economic Interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefor. The Selling Member shall give written notice to the other Member of its intention to sell such interest, which other Member shall have the right to purchase all (but not less than all) of the Economic Interest proposed to be sold by the Selling Member upon the same terms and conditions as stated in the aforesaid written offer to purchase by giving written notice to the Selling Member of its intention to do so within thirty (30) days after receipt by such other Member of written notice from the Selling Member. The offer to sell shall be irrevocable during the thirty (30) day period. If the non-selling Member fails to so notify the Selling Member of its exercise of this right-of-first refusal within said period, the right-of-first refusal as to such offer shall terminate and the Selling Member shall be entitled to consummate the Transfer of its Economic Interest in the Company to such third party purchaser on the terms set forth in the notice given to the non-selling Member.

      In the event the non-selling Member gives written notice to the Selling Member of its exercise of this right of first refusal to purchase all of the Selling Member's Economic Interest in the Company, the non-selling Member shall have the right to designate the time, date, and place of closing, provided that the date of closing shall be within the later of sixty (60) days after the written notice of acceptance by the non-selling Member or sixty (60) days of receipt of any required regulatory approval for such transfer; provided, however, that the non-selling Member shall be required to file for any such regulatory approval within five (5) days of its written notice of acceptance. If the non-selling Member fails to so file for any required regulatory approval within such five (5) day period or fails to close within such sixty (60) day period, the right-of-first refusal shall terminate and the Selling Member shall be entitled to consummate the transfer of its Economic Interest in the Company to such third party purchaser on the terms set forth in the notice given to the non-selling Member.

      (b) The third party purchaser shall become a Permitted Transferee of the Selling Member's Economic Interest in the Company and as a condition to recognizing the effectiveness and binding nature of any such sale as against the Company or otherwise, the non-transferring Member may require the Selling Member and the Permitted Transferee to execute, acknowledge, and deliver to the Company such instruments of transfer, assignment, and assumption and such other certificates, representations, and documents, and to perform all such other acts, which the non-transferring Member may reasonably deem necessary or desirable to:

            (i) constitute such purchaser as a Permitted Transferee;

            (ii) confirm that the Permitted Transferee has accepted, assumed, and agreed to be subject to and bound by all of the terms, obligations, and conditions of the Operating Agreement, as the same may have been further amended;

            (iii) preserve the status of the Company as a foreign or domestic limited liability company after the completion of such sale, under the laws of each jurisdiction in which the Company is qualified, organized, or does business;

            (iv) maintain the status of the Company as a partnership for federal tax purposes; and

            (v) assure compliance with any applicable state and federal laws, including, without limitation, securities laws and regulations.

      10.3  Transfers by Operation of Law.

      (a) In the event that a Member or Permitted Transferee (i) files a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver, or makes an assignment for the benefit of creditors, or (ii) is subjected involuntarily to such a petition or assignment, or to an attachment or other legal or equitable interest with respect to its Membership Interest, and such involuntary petition or assignment, or attachment or other legal or equitable interest is not discharged within ninety (90) days after its date, or (iii) is otherwise subject to a transfer of its Membership Interest by operation of law or pursuant to judicial decree or settlement of judicial proceedings, (any of the foregoing being a "Bankruptcy" and the Member or Permitted Transferee being the "Bankrupt Person"), then in such event the Bankrupt Person shall have only an Economic Interest in the Company, and shall have no right to vote or participate in management of the Company or to designate the President or Vice President, as the case may be, or members of the Management Committee, and shall be deemed to have offered to sell all of its Economic Interest to the other Member as provided in this Section 10.3. Such offer of sale shall be irrevocable for a period of ninety (90) days from the date on which the other Member first learned of the event which gave rise to the Bankruptcy, and within said time period the other Member may, by delivering a written notice of acceptance to the Bankrupt Person, accept the offer in respect of all, but not less than all, of said Economic Interest. If the other Member does not notify the Bankrupt Person of its decision to purchase the Economic Interest within the applicable ninety (90) day offering period, said offer to sell shall be deemed not to have been accepted by the other Member.

      (b) The purchase price at which the other Member may elect to purchase an Economic Interest in accordance with the provisions of this Section 10.3 shall be the Fair Market Value of the Bankrupt Person's Economic Interest.

      (c) If the other Member elects to purchase an Economic Interest in accordance with the provisions of this Section 10.3, transfer of the Economic Interest shall be made at the office of the Company on a mutually satisfactory business day within the later of thirty (30) days of acceptance of the offer to sell by the other Member or thirty (30) days of receipt of any required regulatory approvals for such transfer. Delivery of instruments evidencing such transfer to the other Member, shall be made upon receipt by the Bankrupt Person of cash representing the aggregate purchase price for the Economic Interest or, at the option of the purchaser, of a promissory note for the purchase price.

      10.4  Right of Redemption.

      (a) Following the earlier of (i) completion of the construction and installation of the Backbone Network and the Ithaca and Binghamton Spurs, and
(ii) the second annual anniversary of the Effective Date, either Member may elect for Energy East to withdraw from the Company upon the occurrence of a Stalemate. Either Member may exercise this election by giving written notice to the other Member, and effective as of the date of such notice (the "Withdrawal Date") Energy East shall have only an Economic Interest in the Company and shall have no right to participate in management of the Company or to designate the Vice President or members of the Management Committee.

      (b) In the event that a Member elects for Energy East to withdraw from the Company pursuant to this Section 10.4, the Company shall redeem the Membership Interest of Energy East in accordance with one of the following procedures:

            (i) Energy East shall be distributed an IRU for dark fiber strands in the Shared Network equal to the lesser of (1) such remaining dark fiber strands in the Shared Network, or (2) one-half of such total fiber strands in the Shared Network as of the Withdrawal Date. Energy East shall also be distributed an IRU for dark fiber strands in any Segregated Network(s) for any Division(s) in which it was the Participating Member. The IRU shall provide for Energy East to pay the Company an access and management fee for operating and maintaining the Fiber Optic Network

            (ii) If Energy East is a regulated telephone company as of the Withdrawal Date, then following receipt of any necessary PSC approval received within nine (9) months of the redemption of the Membership Interest of Energy East and distribution of the IRU provided for in Section 10.4(b)(i), Energy East shall be distributed from the Company:

                  (A) fifty percent (50%) of the customers utilizing the Shared Network, Facilities, business and assets of the Company attributable to the Economic Interest of Energy East as of the Withdrawal Date and including access to the NYSEG Right-of-Way pursuant to the ROO Agreement, and

                  (B) all of the customers, Facilities, business and assets of any Division(s) in which Energy East was the Participating Member.

Energy East shall not be distributed any customers, Facilities, business or assets of any Division(s) in which Telergy was the Participating Member. The IRU distributed pursuant to

Section 10.4(b)(i) shall be terminated when the distributions are made pursuant to Section 10.4(b)(ii). The petition to the PSC required by Section 10.4(b)(ii) shall be made as soon as possible following the Withdrawal Date. The Company shall retain the ROO Agreement.

      (c) Notwithstanding the foregoing or any other provision of this Agreement, if Energy East has failed to make its Capital Contribution as and when required by Section 8.1, Telergy may elect for Energy East to withdraw from the Company; provided Telergy has given Energy East written notice of such breach and ten (10) days within which to cure it. Effective on the tenth (10th) day following such notice if Energy East has not cured its breach and made its Capital Contribution required by Section 8.1, then the Company shall redeem the Membership Interest of Energy East upon payment of one dollar ($1) and Energy East shall withdraw from the Company. The Company shall retain the ROO Agreement.

      10.5 Pledge. Telergy may pledge, hypothecate or mortgage its Economic Interest to secure obligations or to guarantee indebtedness of the Company, or of Telergy which is incurred for the benefit of the Company or a portion of which is to be loaned to the Company pursuant to Section 8.3.

      10.6 Effecting a Transfer. The Transferring Member agrees, upon request of the non-transferring Member, to execute such certificates or other documents and perform such other acts as may be reasonably requested by the non-transferring Member from time to time in connection with such Transfer or redemption of a Membership Interest or Economic Interest. A Member who Transfers or purports to Transfer a Membership Interest or Economic Interest in violation of this Article X hereby indemnifies the Company and the remaining Member against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of such Transfer or purported Transfer.

      10.7 Admission of Substitute Member. The Permitted Transferee of an Economic Interest may be admitted to the Company as a Substitute Member with the unanimous approval of the Members. The Substitute Member shall agree in writing to be bound by the terms of this Agreement and shall have all the rights and obligations associated with a Membership Interest, including in particular the right to vote and participate in the management and affairs of the Company as permitted by this Agreement in accordance with the Voting Interest of the Transferring Member, the Act and other applicable laws.

                                   ARTICLE XI

                   ADDITIONAL MEMBERS OR PERMITTED TRANSFEREES

      No new Member, Permitted Transferee or Substitute Member shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The Manager may, at its option, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income, and expense deductions to a new Member, Permitted Transferee or Substitute Member for that portion of the Company's Fiscal Year in which it held a Membership Interest or Economic Interest in accordance with the provisions of
Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

                                   ARTICLE XII

                           DISSOLUTION AND TERMINATION

      12.1  Dissolution.

      (a) The Company shall be dissolved upon the occurrence of any of the following events:

            (i) the unanimous vote or Consent of Members to dissolve the Company; or

            (ii) the sale or other disposition of all or substantially all of the assets of the Company, or the permanent cessation of the Company's business operations; or

            (iii) the Bankruptcy of a Member, unless within the next one hundred eighty (180) days of the Bankruptcy the Company is continued by the Consent of the other Member.

            (b) As soon as possible following the occurrence of any of the events specified in this Section 12.1 effecting the dissolution of the Company (and if pursuant to Section 12.1(a)(iii) where the other Member does not Consent to continue the business activity of the Company), the appropriate representative of the Company shall execute Articles of Dissolution in such form as shall be prescribed by the Act and file same with the office of the Secretary of State.

      12.2 Effect of Filing Articles of Dissolution. Upon the filing of Articles of Dissolution with the Secretary of State, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business.

      12.3  Winding Up, Liquidation, and Distribution of Assets.

      (a) Upon dissolution, the Manager shall immediately proceed to wind up the affairs of the Company in accordance with the requirements of the Act and other applicable law. In furtherance of the winding up of the Company, the Manager shall:

            (i) sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Management Committee may determine to distribute any assets to the Members in kind);

            (ii) discharge or make reasonable provision for all liabilities of the Company, including liabilities to Members who are also creditors and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such Reserves shall be deemed to be an expense of the Company);

            (iii) distribute the remaining assets of the Company in the following order of priority:

                  (1) To each Member, with respect to the cumulative amount of all accrued but unpaid pre-dissolution distributions for which the Company is liable to such Member, the amount of such liability;

                  (2) The balance of any remaining assets shall be distributed as follows:

                        (A) to each Participating Member, that portion of its Capital Account attributable to the Division(s), if any, for which it funded the capital costs, after giving effect to contributions, allocations, and distributions for all periods; and then

                        (B) to each Member in accordance with the Member's remaining Capital Account balance, after giving effect to contributions, allocations, and distributions for all periods.

      (b) The Members shall cause an accounting to be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution.

      (c) Any assets of the Company which are distributed in kind shall be deemed to have been sold to the Members in proportion to their Economic Interests as of the date of dissolution for their Fair Market Value, and the Capital Accounts of the Members shall be adjusted to reflect such deemed sale.

      (d) Notwithstanding anything to the contrary in this Agreement, upon a liquidation, if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all Fiscal Years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other person for any purpose whatsoever.

      12.4 Return of Capital Contribution - Nonrecourse. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of a Member, such Member shall have no recourse against any other Member.

      12.5 Breach of Joint Venture and Operating Agreement; Remedies; Survival. The parties agree and acknowledge that, in addition to any other remedies specifically set forth herein, in the event of a breach of any provision of this Operating Agreement by a Member, the Company and the non-breaching Members shall be entitled to receive from the breaching Member any and all damages suffered by them as a result of such breach, together with all expenses incurred in connection with the enforcement of this Operating Agreement and the collection of such damages, including reasonable attorneys' fees. Without limitation of any other means of recourse, in order to collect any amounts owing hereunder, the Company and such non-breaching Members shall be entitled to set off against, withhold, proceed against, or collect or receive directly from the Company, as applicable, any amounts payable to the breaching Member pursuant to this Operating Agreement. The obligations of the Members hereunder shall survive the withdrawal of any Member and the dissolution or termination of the Company.

                                  ARTICLE XIII

                         REPRESENTATIONS AND WARRANTIES

      Each Member hereby represents and warrants to the other as follows:

      (a) It has been duly incorporated and is validly existing and in good standing under the laws of its state of incorporation, and is duly qualified to conduct business as a foreign corporation in each jurisdiction in which such qualification is required.

      (b) The execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary corporation action including its Board of Directors, and will not conflict with or violate any of its constituent documents or any agreement or instrument to which it is a party or by which it or its properties are subject and will not violate, or conflict with, or result in a breach of or constitute a default under, or result in the creation of a right of cancellation under, or result in the impairment of any right of or result in the creation or imposition of any lien upon the party under any mortgage, indenture, agreement, instrument, judgment, statute, law, decree, court order, writ, injunction, permit, regulation or rule to which it is a party or by which it is bound.

      (c) There are no actions, suits, claims, proceedings, investigations or inquiries pending or, to the best knowledge of the party's knowledge threatened against it, or against any of its officers or employees which (i) seek to prevent the acquisition of an interest in the Company or the other transactions contemplated hereby; or (ii) call into question the validity, or materially hinder the enforceability or performance of this Agreement. To the best knowledge of a party, after due inquiry, there are no events or conditions which would provide the basis for any such litigation, proceeding or investigation.

      (d) Neither party has employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finders' fees in connection with the acquisition of an interest in the Company or the other transactions contemplated by this Agreement.

      (e) Neither party nor any of its Affiliates is, nor as a result of holding an interest in the Company be, an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

      (f) Each party is acquiring its interest in the Company based upon its own investigation, and the exercise by a party of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise. Each party's acquisition of its interest in the Company is being made for its own account for investment, and not with a view to the sale or distribution thereof.

      (g) No representation or warranty by a party contained in this Agreement (including, but not limited to, the Exhibits hereto) contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

                                   ARTICLE XIV

                        DISPUTE RESOLUTION AND INJUNCTION

      Any matters which the Management Committee is unable to authorize by a majority vote of its members (or such higher percentage as may be required by this Operating Agreement), and any and all disputes arising out of, under, in connection with, or relating to this Operating Agreement, the breach or any alleged breach thereof, including disputes regarding the Economic Interests, Voting Interests or Capital Accounts may be submitted to the Chief Executive Officers of the Members who shall then attempt to resolve the dispute. Because of the unique relationship of the Members in the Company and the unique value of their interests therein, neither party shall be prevented from applying for and obtaining injunctive relief in instances where, in the absence thereof, the rights of such party cannot be otherwise adequately protected.

                                   ARTICLE XV

                                SEPARATE DIVISION

            Section 15.1 - New Projects. In the event a Member wants the Company to construct a Spur and/or any additional path of the Fiber Optic Network, such Member shall present the project to the Management Committee for its consideration. If the Management Committee approves the project and authorizes the construction and installation of fiber cable and Facilities, it shall also approve a capital expenditures budget and the Capital Contributions necessary to fund the capital costs of the project. If the Management Committee does not approve the project, then the Member which presented the project to the Management Committee (the "Participating Member") may cause the Company to construct the Spur and/or the additional path of the Fiber Optic Network (a "Segregated Network") through a separate Division of the Company to be operated and accounted for independent of the regular business operations of the Company.

            Section 15.2 - Construction. The Company shall construct and install the Segregated Network, including the fiber optic cable and Facilities, at the direction of the Participating Member.

            Section 15.3 - Management and Allocations. The Division shall be managed by the Manager and the Management Committee. Revenue and expense associated with the operation of the Division shall be allocated between the regular business operations of the Company and those of the Division in the discretion of the Management Committee on a case-by-case basis, taking into consideration all relevant factors, including, but not limited to, a customer's use of the Segregated Network as well as other portions of the Fiber Optic Network, direct maintenance costs of the Segregated Network, marketing and related costs attributable to potential customers located along the Segregated Network.

            Section 15.4 - Special Provisions. Notwithstanding the provisions of this Operating Agreement, the following special provisions shall apply with respect to each Division:

            (i) The Participating Member will make Capital Contributions necessary to fund the capital costs of the Segregated Network as provided in Section 8.2(d), which will be accounted for as assets of the Division.

            (ii) The Participating Member's Capital Account and Membership Interest will reflect its sole ownership rights to the assets and revenue of the Division.

            (iii) The Participating Member will be specially allocated the revenue and expense associated with the operation of the Division, as determined by the Management Committee.

            (iv) If the Company leases dark fiber to third parties which involves the Segregated Network, the Participating Member will be specially allocated (1) all of the lease revenue, if the lease involves only the Segregated Network, or (2) a portion of the lease revenue based on the ratio of the number of miles being leased which are comprised of the Segregated Network to the total miles of the Fiber Optic Network which are being leased, but only if the lease involves portions of the Fiber Optic Network in addition to the Segregated Network.

            (v) If the Company liquidates and makes an in-kind distribution of its assets to its Members, the Participating Member would receive the assets of the Division(s), including the Segregated Network, for which it funded the capital costs. If the Company sells some or all of its assets, the portion of the sale proceeds allocable to the assets of a Division(s), including the Segregated Network, will be the sole property of the Participating Member which funded the capital costs of the Division, and will be distributed to the Participating Member. In the event of a merger of the Company with another Person, the portion of the consideration received in the transaction which is attributable to the assets of a Division(s), including the Segregated Network, will be paid to the Participating Member which funded the capital costs of the Division(s). The foregoing is not intended to be an exhaustive list, but rather is intended to be illustrative for how a Participating Member is to receive the benefits of a Division in which it has funded the capital costs.

                                   ARTICLE XVI

                           RELATIONSHIP OF THE PARTIES

      16.1 Recovery of Costs. The parties' agree to use their best efforts to obtain long-term leases of dark fiber along the Backbone Network and the Ithaca and Binghamton Spurs, which leases would cover substantially all of the engineering, development, construction and any related regulatory costs (but not electronics costs) associated with the Backbone Network and the Ithaca and Binghamton Spurs. The parties intend to negotiate any such leases of dark fiber prior to completion of construction of the Backbone Network and the Ithaca and Binghamton Spurs. However, this provision does not limit the ability of the Company to obtain the Capital Contributions or the loans from the Members as provided for in this Operating Agreement.

      16.2 Revenue Sharing Procedures. The parties understand and agree that the Company will interconnect the Fiber Optic Network to networks owned and operated by local and long distance carriers including telephone companies that are subsidiaries of Telergy. The parties recognize that such interconnection is required under the Telecommunications Act of 1996 and by the Federal Communications Commission and the PSC.

      16.3 Solicitation of Employees. Until the expiration of three (3) years after either party ceases to be a Member of the Company, no party nor their respective Affiliates will newly employ, engage or seek to employ or engage, directly or indirectly, any employee of the Company or any employee of the remaining Members of the Company who are providing services to the Company without the written consent of the Company, unless such employee has been discharged by the Company or by such Member or such employee is employed by an entity that is acquired by a party or one of its Affiliates; provided, however, that the foregoing provisions shall not apply to any employment or solicitation of employment by a previous employer (or its Affiliates) of an employee of the Company.

      16.4 Employee Hires. The parties will insure that the Company and its subsidiaries will not employ, engage or seek to employ or engage, directly or indirectly, any employee of a Member or its Affiliate, without the written consent of such Member, unless such employee has been discharged by such Member or its Affiliate or such employee is employed by an entity that is acquired, directly or indirectly, by the Company.

      16.5 Construction Activity. The parties agree that the Company shall use MasTec North America, Inc. or its subsidiaries as its prime contractor for all construction activities of the Fiber Optic Network, Segregated Networks and extensions thereto.

      16.6 Access to Right-of-Way. Subject to and in accordance with the provisions of the ROO Agreement, the Company intends to construct underground, buried and aerial fiber optic cables as the Fiber Optic Network, including such laterals, spurs, loops and extensions in Rights-Of-Way that may be available to NYSEG and its Affiliates. Such laterals, spurs, loops and extensions shall be constructed and installed in accordance with the Business Plan as may be amended from time to time. The parties recognize that the ROO Agreement may require approval from the PSC and the parties agree to use their best efforts to obtain such approval once NYSEG files the ROO Agreement with the PSC, which filing Energy East shall cause to be made within ten (10) days after this Agreement is executed.

      16.7 Support Service Agreements. The parties currently contemplate that certain services will be provided to the Company by employees of both of the Members or by employees of companies which are subsidiaries of the Members. The Members agree that Telergy shall provide services to the Company relating to operating and maintaining a telecommunications business, excluding sales and marketing services which will be performed by employees of the Company, and Energy East shall provide services to the Company relating to the sale, marketing and management of energy. The Manager shall be authorized to enter into Support Services Agreements with Telergy and Energy East, and their respective Affiliates, in substantially the same form as set forth in Exhibits B and C, which establish the cost reimbursement procedures for the use by the Company of the employees and other assets of the Members. The Manager will have the responsibility to hire or contract for such other services as may be appropriate and necessary for the proper functioning of the Company, subject to the limitations on Manager's authority contained in Sections 5.1 and 5.2.

                                  ARTICLE XVII

                            MISCELLANEOUS PROVISIONS

      17.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the Person or to an executive officer of the Person to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, or by facsimile, addressed to the Person's and/or Company's address, as appropriate, which is set forth in this Operating Agreement. Any such notice given by mail shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

      17.2 Other Ventures. The Members may, independently or with others, invest or engage in any business or venture, including telecommunications, data and information, energy and energy marketing and management activities similar to that of, or in competition with, the Company. The other Member shall not have any rights or obligations in and to such independent ventures or the income or profits derived therefrom.

      17.3 Application of New York Law. This Operating Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of New York, excluding conflict of laws principles.

      17.4 Amendments. Other than as expressly provided herein, this Operating Agreement may not be amended except by the unanimous vote or Consent of both Members.

      17.5 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any laws, rules, or regulations.

      17.6 Construction. Whenever used in this Operating Agreement and when required by the context the singular number shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

      17.7 Headings and Pronouns. The headings in this Operating Agreement are inserted for convenience and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Operating Agreement or any provision hereof. All pronouns shall be deemed to refer to masculine, feminine, or neuter, singular or plural as the identity of the Person or Persons may require.

      17.8 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

      17.9 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

      17.10 Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

      17.11 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the Members and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

      17.12 Rights of Creditors. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person who is not a Member. No creditor or other Person shall have any rights to the Member's obligation for Capital Contributions except for a creditor who extended credit to the Company in reliance on the Member's obligation for a Capital Contribution as provided in the Act.

      17.13 Counterparts. This Agreement may be executed in any number of counterparts, no one of which needs to be executed by both of the Members, and this Agreement shall be binding upon both the Members with the same force and effect as if both the Members had signed the same document, and each such signed counterpart shall constitute an original of this Agreement.

      17.14 Integration. This Operating Agreement constitutes the Members' entire agreement with respect to the subject matter hereof, and supersedes any and all prior oral or written agreements or understandings with respect thereto.

      17.15 Public Announcements. The Members agree that before they or any of their respective Affiliates issue any press releases or otherwise make any public statements with respect to this Agreement or issue any further press releases or otherwise make any public statements with respect to the transactions contemplated hereby, they will obtain the written Consent of the other party hereto to such press release or public statement. Neither the Members nor any of their Affiliates shall issue a press release or make any public statement without such prior written Consent except, in each case, in the reasonable opinion of counsel to the disclosing party, as may be required by applicable law, rule, regulation or order or by obligations pursuant to any listing agreement with any securities exchange on which any of its or their securities may be listed, upon prior written notice to the other party, where such notice is practicable.

      17.16 Confidentiality. The Members agree as follows with respect to information (whether in the form of documents, oral communications, visual examination of facilities, or otherwise) disclosed by any Member to any other Member in the course of the formation of the Company or in course of the Company's operations (the "Confidential Information"):

      (a) Subject to the exceptions set forth in Sections 17.16 (b), (c) and
(d), the Members (i) will treat all Confidential Information as confidential,
(ii) will not use Confidential Information for any purpose other than in connection with the business or their Membership Interest, and (iii) will not disclose any Confidential Information to third parties. Each Member shall, at all times, be responsible for compliance by its designated Manager, its designated members of the Management Committee, and its directors, officers, employees and agents with the obligations under this Section 17.16.

      (b) The confidentiality obligations of the Members contained in Section 17.16(a) shall not apply to any Confidential Information which (i) is or becomes publicly known through no fault of the Person receiving the Confidential Information, (ii) is disclosed to the Person receiving the Confidential Information on a non-confidential basis by a third party who such Person believes after due inquiry is entitled to disclose it, (iii) the Person receiving the Confidential Information can demonstrate on the basis of written records was already known to it on a non-confidential basis prior to receipt,
(iv) is subsequently developed by the Person receiving the Confidential Information independently of Confidential Information, or (v) subject to Section 17.16(c), is required to be disclosed by law or legal process.

      (c) Provided circumstances permit, each Member will provide the Company and the other Members hereto with prior written notice of each instance in which Confidential Information is required to be disclosed by law or legal process. Such written notice shall be given as promptly as is practicable under the circumstances.

      (d) The Members shall be entitled to disclose Confidential Information to their agents, financial advisors, representatives, consultants (including, without limitation, legal counsel and accountants) and lenders as they may determine to be appropriate in connection with the Company or their interest in the Company. In addition, the Members shall have the right to discuss the business of the Company, if required, with the staff or members of regulatory agencies which would have jurisdiction over the Company's business, and Telergy shall have the right to discuss the business of the Company in connection with its borrowing of funds through the offering of the High Yield Notes or the MasTec Financing.

      (e) The obligations of this Section 17.16 shall survive the termination of this Agreement.

      17.17 No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall entitle any Person other than the Members or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

      17.18 Equitable Relief. The Members agree that irreparable damage would occur in the event that any of the provisions of this Agreement, including, without limitation, Section 17.18 hereof, were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the Members shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and, subject to the provisions of Section 17.3, to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      17.19 No Partnership Created. It is the express intention of the Members that the representations, warranties, covenants and agreement contained in this Agreement do not create a partnership between them.

      17.20 Agreement Jointly Drafted. The Members agree that the Agreement was jointly drafted and that no interpretive presumption shall exist against either Member as a result of authorship of this Agreement.

      17.21 Further Assurances. The Members agree to use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to carry out all of their respective obligations under this Agreement and to make effective the contributions and the and other transactions contemplated by this Agreement.

      IN WITNESS WHEREOF, the Members have signed this Operating Agreement of Telergy East, LLC as of the date first written above.

                              TELERGY, INC.

                              By:/s/ Brian P. Kelly
                                 -------------------------
                                 Brian P. Kelly, CEO

                              ENERGY EAST TELECOMMUNICATIONS, INC.

                              By:/s/ M. Coppola
                                 -------------------------
                                 Micheal Coppola, President